EXHIBIT 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Abby Sullivan, Investor Relations 630-574-3024

Great Lakes Announces Changes to Board of Directors

Oak Brook, Illinois – November 30, 2017 – Great Lakes Dredge & Dock Corporation (the “Company” or “Great Lakes”) (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and remediation services, today announced that Kathleen M. Shanahan and Ronald R. Steger have been appointed to the Board of Directors’ 2018 and 2019 director classes, respectively, effective as of the Company’s 2018 annual meeting to be held in May. In addition, at that time, the Board will be increased to nine members.  At this time, the Company has not made a determination regarding any committee assignments for either Ms. Shanahan or Mr. Steger.

The Company also announced today that current Board Member Jason G. Weiss has elected to withdraw his name from consideration for the 2018 slate of nominees.  Mr. Weiss is a Member of the Audit Committee and the Chair of the Compensation Committee.

Robert B. Uhler, P.E., Chairman of the Board, commented, “We are delighted to welcome Kathleen and Ron to the Great Lakes Board. Kathleen and Ron bring a wealth of relevant valuable experience to the Company.  Their appointments underscore our continued commitment to Board refreshment and add strength and diversity to the overall Board composition. On behalf of the Board, I welcome both of them and look forward to working with them.”

Mr. Uhler continued, “Finally, on behalf of the Board, I’d like to extend our sincere gratitude to Jason Weiss for his service to the Company over the past decade. Jason has been a committed member of the Great Lakes Board since the Company went public in 2006, and has chaired and served on numerous board committees during his tenure. ”

About Kathleen M. Shanahan

Ms. Shanahan is currently the Chair of Ground Works Solutions and previously served as Chair and Chief Executive Officer of the company (previously known as URETEK Holdings, Inc.), which provides foundation lifting and soil stabilization solutions, until March 2016.  Ms. Shanahan also previously served as the Chair and Chief Executive Officer of WRS Infrastructure & Environment, Inc. (d/b/a WRScompass), an environmental engineering and civil construction company. Additionally, Ms. Shanahan has held numerous positions in government and public policy, having served on the campaigns and administrations of Vice Presidents George H.W. Bush and Dick Cheney as well as Chief of Staff for Governor Jeb Bush. Ms. Shanahan holds a Bachelor’s Degree in Nutrition-Biochemistry from the University of California San Diego and received an Executive MBA from the New York University Leonard N. Stern School of Business.

In addition to her significant experience at the executive level and engagement in political activities, Ms. Shanahan has held numerous board positions. Currently, she is a member of the Board of Directors of BioIQ, Inc. and Turtle & Hughes, Inc., and she was previously a member of the Board of Directors and Audit Committee of TRC Companies, Inc. and a member of the Board of Managers of TerraSea Environmental Solutions LLC, one of the Company’s previous joint ventures. She is also the current Co-Chair of the Florida100, an advisory committee on economic development comprised of 100 CEO’s.

About Ronald R. Steger

Mr. Steger currently serves on the Boards of Directors of Global Eagle Entertainment Inc. (NASDAQ:ENT) and Overseas Shipholding Group, Inc. (NYSE:OSG), where he holds the position of Audit Committee Chair for both. Mr. Steger also currently serves as an Advisory Board Member of ATREG, Inc. and he previously served on the Board of Directors of International Seaways, Inc.

Additionally, Mr. Steger is currently a Senior Technical Advisor at Effectus Group, a boutique accounting advisory firm that specializes in serving high-growth technology companies.  Until December 31, 2013, Mr. Steger worked as an Audit Partner for KPMG LLP, where he served a broad array of clients in the Fortune 1000 and middle market technology, chemical, food-service and semiconductor sectors. Additionally, throughout his career, Mr. Steger has gained significant knowledge regarding the marine services industry and remote data management and automation. Mr. Steger holds a Bachelor’s Degree in Accounting from Villanova University, and he is a licensed Certified Public Accountant (retired status).

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services on land and water.  The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 127-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future events.

Although Great Lakes believes that its plans, intentions and expectations reflected in this press release are reasonable, actual events could differ materially. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Source: Great Lakes Dredge & Dock Corporation

GLDD CORP